As filed with the Securities and Exchange Commission on May 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTRUCTION PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware		26-0758017
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
290 Healthwest Drive, Suite 2 Dothan, Alabama 36303
(Address of Principal Executive Offices, Including Zip Code)

Construction Partners, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Gregory A. Hoffman

Senior Vice President and

Chief Financial Officer

290 Healthwest Drive, Suite 2

Dothan, Alabama 36303

Telephone: (334) 673-9763

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Greg R. Samuel

Rosebud Nau

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Construction Partners, Inc. Employee Stock Purchase Plan (the “Plan”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Construction Partners, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2022, filed with the Commission on November 22, 2022 (File No. 001-38479) (including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January  24, 2023);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the Commission on February 9, 2023 (File No. 001-38479);

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 9, 2023 (File No. 001-38479);

(d) The Registrant’s Current Report on Form 8-K dated October 4, 2022, filed with the Commission on October 4, 2022 (File No. 001-38479);

(e) The Registrant’s Current Report on Form 8-K dated November 3, 2022, filed with the Commission on November 9, 2022 (File No. 001-38479);

(f) The Registrant’s Current Report on Form 8-K dated November 17, 2022, filed with the Commission on November 22, 2022 (File No. 001-38479) (excluding Item 2.02);

(g) The Registrant’s Current Report on Form 8-K dated December 2, 2022, filed with the Commission on December 2, 2022 (File No. 001-38479);

(h) The Registrant’s Current Report on Form 8-K dated February 23, 2023, filed with the Commission on February 24, 2023 (File No. 001-38479);

(i) The Registrant’s Current Report on Form 8-K dated March 6, 2023, filed with the Commission on March 6, 2023 (File No. 001-38479) (excluding Item 7.01); and

(j) The description of the Registrant’s Class  A common stock, which is contained in Exhibit 4.3 attached to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2022 (File No. 001-38479), filed with the Commission on November 22, 2022 (as updated by Items 5.03 and 9.01 of the Registrant’s Current Report on Form 8-K dated February 23, 2023, filed with the Commission on February 24, 2023 (File No. 001-38479)).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors and officers to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of a director or officer’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	of a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;

•	for any transaction from which a director or officer derives an improper personal benefit; and

•	of an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, the amended and restated certificate of incorporation (the “Certificate”) of the Registrant provides that no director or officer shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or any other law of the State of Delaware. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the rights of the Registrant or its stockholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director or officer’s duty of care.

If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with the Certificate, the liability of the Registrant’s directors or officers to the Registrant or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL or any other law of the State of Delaware, as so amended. Any repeal or amendment of provisions of the Certificate limiting or eliminating the liability of directors or officers, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors or officers on a retroactive basis.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Certificate provides that the Registrant shall, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the Registrant, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expenses, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Certificate shall be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Certificate is a contractual right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of any person covered by the Certificate, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Certificate or otherwise.

The rights to indemnification and advancement of expenses are not deemed to be exclusive of any other rights which any person covered by the Certificate may have or hereafter acquire under law, the Certificate, the amended and restated by-laws of the Registrant (the “By-Laws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Certificate affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (to the extent permitted by applicable law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Certificate also permits the Registrant, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by the Certificate.

The By-Laws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Certificate. In addition, the By-Laws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The By-Laws also permit the Registrant to purchase and maintain insurance, at its expense, to protect the Registrant and/or any of its directors, officers, employees or agents, or another entity, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the By-Laws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-224174) filed on April 23, 2018).

4.2	Amended and Restated Certificate of Incorporation of Construction Partners, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-224174) filed on April 27, 2018).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Construction Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38479) filed on February 24, 2023).

4.4	Amended and Restated By-Laws of Construction Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38479) filed on November 9, 2022).

5.1*	Opinion of Haynes and Boone, LLP

10.1	Construction Partners, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 12, 2022).

23.1*	Consent of RSM US LLP

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereof)

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dothan, State of Alabama, on the 23rd day of May, 2023.

CONSTRUCTION PARTNERS, INC.

By:	/s/ Gregory A. Hoffman
Name: Gregory A. Hoffman
Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory A. Hoffman and Fred J. (Jule) Smith, III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Fred J. (Jule) Smith, III	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2023
Fred J. (Jule) Smith, III
/s/ Gregory A. Hoffman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2023
Gregory A. Hoffman
/s/ Todd K. Andrews	Chief Accounting Officer (Principal Accounting Officer)	May 23, 2023
Todd K. Andrews
/s/ Ned N. Fleming, III	Executive Chairman of the Board	May 23, 2023
Ned N. Fleming, III
/s/ Charles E. Owens	Vice Chairman of the Board	May 23, 2023
Charles E. Owens
/s/ Craig Jennings	Director	May 23, 2023
Craig Jennings

/s/ Mark R. Matteson	Director	May 23, 2023
Mark R. Matteson
/s/ Michael H. McKay	Director	May 23, 2023
Michael H. McKay
/s/ Stefan L. Shaffer	Director	May 23, 2023
Stefan L. Shaffer
/s/ Noreen E. Skelly	Director	May 23, 2023
Noreen E. Skelly